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Exhibit 5

May 12, 2003

Case Credit Corporation
233 Lake Avenue
Racine, Wisconsin 53403

CNH Capital Receivables Inc.
100 South Saunders Road
Lake Forest, Illinois 60045

CNH Equipment Trust 2003-A
233 Lake Avenue
Racine, Wisconsin 53403

Re:	CNH Capital Receivables Inc. Registration Statement on Form S-3 (Registration No. 333-98887)

Ladies and Gentlemen:

        We have acted as special counsel for CNH Capital Receivables Inc., a Delaware corporation (the "Company"), in connection with (a) the above-captioned Registration Statement (such registration statement, together with the exhibits and any amendments thereto, the "Registration Statement"), filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of Asset Backed Notes and Asset Backed Certificates with a proposed maximum aggregate offering price of $5,000,000,000 and (b) the contemplated sale under the Registration Statement on May 22, 2003 of $228,000,000 of Class A-1 Asset Backed Notes (the "Class A-1 Notes"), $251,000,000 of Class A-2 Asset Backed Notes (the "Class A-2 Notes"), $258,000,000 of Class A-3a Asset Backed Notes (the "Class A-3a Notes") and Class A-3b Asset Backed Notes (the "Class A-3b Notes"), $203,000,000 of Class A-4a Asset Backed Notes (the "Class A-4a Notes") and Class A-4b Asset Backed Notes (the "Class A-4b Notes") and $32,500,000 of Class B Asset Backed Notes (the "Class B Notes" and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3a Notes, the Class A-3b Notes, the Class A-4a Notes and the Class A-4b Notes, the 'Subject Notes') issued by CNH Equipment Trust 2003-A (the "Trust").

        In that connection, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Subject Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement and the documents relating to the issuance of the Subject Notes. Terms used herein without definition have the meanings given to such terms in the Registration Statement.

        We are also familiar with the certificates of incorporation of the Company and the servicer and have examined all statutes, corporate records and other instruments that we have deemed necessary to examine for the purposes of this opinion.

        Based on the foregoing, we are of the opinion that:

  (i)
  the Subject Notes will be duly authorized by all necessary action of the Trust and will be legally issued and binding obligations of the Trust and entitled to the benefits afforded by the related indenture; and

  (ii)
  the statements set forth in the Prospectus relating to the Subject Notes under the captions "U.S. Federal Income Tax Consequences," "Illinois State Tax Consequences" and "ERISA Considerations" (as modified by the statements, if any, set forth under the headings "Summary of Terms—Tax Status," "Summary of Terms—ERISA Considerations" and "ERISA Considerations" in the related Prospectus Supplement) accurately reflect our opinion.

        Our opinions expressed herein are limited to the federal laws of the United States, the laws of the State of New York, the laws of the State of Illinois and the statutory trust laws of the State of Delaware.

Very truly yours,
/s/ MAYER, BROWN, ROWE & MAW
RFH: TMM

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  Exhibit 5